2011 EQUITY BONUS PLAN

ADOPTED ON MARCH 15, 2011

AS AMENDED ON FEBRUARY 23, 2012

1.  PURPOSE

 The purpose of the 2011 Equity Bonus Plan (the “Plan”) is to further the profitability of American Financial Group, Inc. (the “Company”) to the benefit of the shareholders of the Company by promoting extraordinary levels of corporate performance and by incentivizing senior executive officers of the Company through the potential for performance-based equity compensation as a component of a Plan Participant’s compensation.

2.  DEFINITIONS

       When used in the Plan, the following terms have the following meanings.

       2.1.  “Award” means an award made pursuant to the Plan.

       2.2.  “Award Agreement” means the agreement entered into between the Company and a Participant, setting forth the terms and conditions applicable to an Award granted to the Participant.

       2.3.  “Board” means the Board of Directors of the Company.

       2.4.  “Bonus Amount” means the amount that may become payable under an Award as a result of the satisfaction of Performance Objectives for a Performance Period.

       2.5.  “Change of Control” means a change in ownership or effective control of the Company as defined in Section 1.409A-3 of the Treasury Regulations to Section 409A of the Code that also meets one of the following:

          (a)  there occurs an event or series of events by which Lindner Family Members (as defined below) collectively cease to be the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act of at least 15% of the Shares; or

          (b)  during any period of one year after January 1, 2011, individuals who at the beginning of such period constitute the Board and any new director whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof.

For purposes of the Plan, “Lindner Family Member” means Carl H. Lindner (deceased), his surviving spouse and all lineal descendants and their spouses, as well as trusts established for the benefit of such person.

       2.6.  “Code” means the Internal Revenue Code of 1986, as amended.

       2.7.  “Committee” means the committee appointed by the Board as described under Section 3.

       2.8.  “Performance Objectives” means the objective targets selected by the Committee to measure performance, the outcome of which is substantially uncertain at the time selected, for a Performance Period which shall be based upon one or more of the following performance-based business criteria, either on a Company, subsidiary, division, business unit or line of business basis or in comparison with peer group performance or to an index, as the Committee deems appropriate: net income or operating income; net income per share or operating income per share; aggregate or per-share book value or adjusted book value; written premiums (net or gross); return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or premiums); cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital); combined ratios; share price (including, but not limited to, growth measures and total shareholder return); and increase in or maintenance of the Company’s market share.  In the discretion of the Committee at the time of the grant of an Award and as set forth in an Award Agreement, any Performance Objective may be calculated after accounting for specified adjustments.

       2.9.  “Performance Period” means a period of at least one and at most five fiscal years of the Company as determined by the Committee at the time of the grant of an Award.  Upon the grant of an Award, the Performance Period shall be fixed and may not subsequently be changed.  Performance Periods may overlap.

       2.10.  “Shares” means shares of common stock of the Company.

       2.11.  “Subsidiary” means a subsidiary of the Company within the meaning of Code Section 424(f).

3.  ADMINISTRATION

       Awards under the Plan are intended to be performance-based compensation for purposes of Section 162(m)(4)(C) of the Code.  Except as otherwise expressly provided in this Plan, the Plan shall be administered by the Compensation Committee or a successor committee or subcommittee (the “Committee”) of the Board comprised solely of two or more “outside directors” as defined pursuant to Section 162(m) of the Code.  Subject to the provisions of the Plan, the Committee shall determine the Performance Period and Performance Objectives applicable to Awards and all other terms and conditions of Awards.  Subject to the provisions of the Plan, the Committee shall have the authority to interpret the Plan and establish, adopt or revise such rules and regulations and to make all determinations relating to the Plan as it may deem necessary or advisable for the administration of the Plan.  The Committee’s interpretation of the Plan and all of its actions and decisions with respect to the Plan shall be final, binding and conclusive on all parties.

4.  PARTICIPATION

       The participants in the Plan are the Co-Chief Executive Officers of the Company and such other members of senior management of the Company and its Subsidiaries as determined by the Committee (the “Participants”).

5.  SHARES SUBJECT TO PLAN; MAXIMUM AWARDS

       The number of Shares which may be issued under this Plan shall not exceed Two Million (2,000,000) Shares.  Shares issued under the Plan shall be authorized but unissued Shares.  If there shall occur any change with respect to the outstanding Shares by reason of any recapitalization, reclassification, stock dividend, extraordinary dividend, stock split, reverse stock split or other distribution with respect to the Shares, or any merger, reorganization, consolidation, combination, spin-off or other similar corporate change, or any other change affecting the common stock of the Company, the Committee may, in the manner and to the extent that it deems appropriate and equitable to the Participants and consistent with the terms of the Plan, cause an adjustment to be made in the maximum number and kind of Shares provided in this Section 5.  The maximum amount which may be awarded to any Participant for any Performance Period shall be $6,000,000.

6.      ESTABLISHMENT OF PERFORMANCE OBJECTIVES AND BONUS AMOUNTS

       The Committee shall establish objectively determinable Performance Objectives and Bonus Amounts that shall become payable upon the achievement of such Performance Objectives and the applicable Performance Period annually.  The Performance Objectives, Bonus Amount and Performance Period shall be set forth in an Award Agreement approved by the Committee.  In no event shall the establishment of any Participant’s Bonus Amount give a Participant any right to be paid all or any part of such amount unless and until a bonus is actually awarded pursuant to Section 7.

7.  DETERMINATION OF BONUSES AND TIME OF PAYMENT

       7.1.  As soon as practicable after the end of each Performance Period, the Committee shall determine whether or not the Performance Objectives of each Participant have been attained and shall certify to such attainment in writing.  The Committee shall determine the Bonus Amount, if any, to be awarded to each Participant for such Performance Period according to the terms of this Plan.  Such Bonus Amount determinations shall be based on achievement of the Performance Objectives for such Performance Period.

       7.2.  Except as otherwise provided in Section 8.2, once the Bonus Amount is determined for each Participant pursuant to Section 7, it shall be paid in Shares.  The payment, if any, shall take place between March 15 and March 31 following any Performance Period.  The Participant must continue to be employed through the last day of the Performance Period to be eligible for the Bonus Amount.  For the purpose of determining the number of Shares to be awarded under this Plan, the value of a Share shall be calculated by taking the average high and low sale prices of a Share on the date of determination of the Bonus Amount as provided in Section 7.

8.  TERMINATION OF EMPLOYMENT; CHANGE OF CONTROL

       8.1. Notwithstanding the requirement to be employed on the last day of the Performance Period in order to be eligible for payment of the Bonus Amount described in

Section 7.2, if a Participant’s employment with the Company is terminated during a Performance Period for which Performance Objectives have been attained for any reason other than discharge for “cause,” the Committee, in its sole discretion, may determine that the Participant is entitled to a portion of the Bonus Amount that is determined at the end of the Performance Period and payable at the time specified in Section 7.2.  This provision only provides discretion in determining whether to waive the employment requirement.  In the event the employment requirement is waived, the Bonus Amount shall be a pro rata amount based on the number of months of the Participant’s employment during the Performance Period with the month of termination counting as a full month of employment.  For purposes of the Plan, “cause” shall mean: (i) a Participant’s failure or refusal to materially perform his duties; (ii) a Participant’s failure or refusal to follow material directions of the Board or any other act of material insubordination on the part of Participant; (iii) the commission by a Participant of an act of fraud or embezzlement against the Company; or (iv) any conviction of, or plea of guilty or nolo contendere to, a felony by a Participant.

       8.2.  Notwithstanding any provision in this Plan to the contrary, upon the occurrence of a Change of Control during the course of a Performance Period, then a Participant shall be deemed to have satisfied the Performance Objectives in order to receive the target bonus as specified in the Participant’s Award Agreement. Distribution of amounts payable in connection with an Award shall be made in cash immediately following (but in no event later than 30 days) following the occurrence of the Change of Control.

9.  RECOUPMENT

       In the event of a restatement of materially inaccurate financial results, the Committee has the discretion to recover bonus awards that were paid under the Plan to a Participant with respect to the period covered by the restatement. If the payment of a bonus award would have been lower had the achievement of applicable financial performance targets been calculated based on such restated financial results, the Committee may, if it determines appropriate in its sole discretion, to the extent permitted by law, recover from the Participant the portion of the bonus award paid in excess of the payment that would have been made based on the restated financial results. The Company will not seek to recover bonus awards paid more than three years after the date the Company files the report with the Securities and Exchange Commission that contained the incorrect financial results. This Section 9 is in addition to, and not in lieu of, any requirements under any applicable law or regulation, including but not limited to the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act and shall apply notwithstanding anything to the contrary in the Plan.

10.  COMPLIANCE WITH SECTION 409A OF THE CODE

       It is intended that this Plan shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Code.  This Plan shall be construed, administered, and governed in a manner that reflects such intent, and the Committee shall not take any action that would be inconsistent with such intent.  Without limiting the foregoing, the bonus amount shall not be deferred, accelerated, extended, paid out, settled, adjusted, substituted, exchanged or modified in a manner that would cause the award to fail to satisfy the conditions of an applicable exception from the requirements of Section 409A of the Code or otherwise would subject the Participant to the additional tax imposed under Section 409A of the Code.  The amounts payable pursuant to this Agreement are intended to be separate payments that qualify for the “short-term deferral” exception to Section 409A of the Code to the maximum extent possible.

11.   MISCELLANEOUS

       11.1.  Government and Other Regulations.  The obligation of the Company to pay bonuses shall be subject to all applicable laws, rules and regulations and to such approvals by governmental agencies as may be required.

       11.2.  Tax Withholding.  The Company shall have the right to deduct from all bonuses paid any federal, state or local taxes required by law to be withheld with respect to such payments.

       11.3.  Claim to Bonuses and Employment Rights.  Neither this Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ of the Company or a Subsidiary.

       11.4.  Beneficiaries.  Any bonuses awarded and otherwise payable under this Plan to a Participant who dies prior to payment shall be paid at the time specified in Section 7.2 to the beneficiary designated by the Participant on a form filed with the Company.  If no such beneficiary has been designated or survives the Participant, payment shall be made to the Participant’s legal representative.  A beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Company.  If the Participant dies during the Performance Period and while employed, the payment shall be made at the end of the Performance Period at the time specified in Section 7.2 and shall be a pro rata amount based on the Participant’s months of employment during the Performance Period prior to death with the month of death counting as a full month of employment.

       11.5.  Nontransferability.  A person’s rights and interests under the Plan may not be assigned, pledged or transferred except, in the event of a Participant’s death, to his designated beneficiary as provided in the Plan or, in the absence of such designation, by will or the laws of descent and distribution.

       11.6.  Indemnification.  Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company (to the extent permitted by the Articles of Incorporation and Code of Regulations of the Company and applicable law) against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit or proceeding to which he may be a party or in which they may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him in settlement thereof, with the Company’s approval, or paid by him, in satisfaction of judgment in any such action, suit or proceeding against him.  He shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf.  The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person may be entitled under the Company’s Articles of Incorporation or Code of Regulations, as a matter of law or otherwise or of any power that the Company may have to indemnify him or hold him harmless.

       11.7.  Reliance on Reports.  Each member of the Committee and each member of the Board shall be fully justified in relying or acting in good faith upon any report made by the independent certified public accountants of the Company or of its Subsidiaries or upon any other information furnished in connection with the Plan by any officer, director or employee of the Company or any of its Subsidiaries.  In no event shall any person who is or shall have been a member of the Committee or of the Board be liable for any determination made or other action taken or any omission to act in reliance upon any such report or information or for any action taken, including the furnishing of information, or failure to act, if in good faith.

       11.8.  Expenses.  The expenses of administering the Plan shall be borne by the Company and its Subsidiaries in such proportions as shall be agreed upon by them from time to time.

       11.9.  Titles and Headings.  The titles and headings of the sections in the Plan are for convenience of reference only, and, in the event of any conflict between any such title or heading and the text of the Plan, such text shall control.

       11.10.    Shareholder Approval.  This Plan shall become effective following its adoption by the Board of Directors and its approval by the Company’s shareholders.

12.  AMENDMENT AND TERMINATION

The Board may at any time terminate the Plan.  Other than modifying the number of Shares to be issued under the Plan, the Board may at any time, or from time to time, amend or suspend and, if suspended, reinstate the Plan in whole or in part.  This Plan shall terminate upon the payment of Bonus Amounts, if any, associated with all Performance Periods, provided that the Plan shall continue in effect to the extent necessary to settle all matters relating to the payment of bonuses awarded prior to any such termination or suspension.